Exhibit 4.30

SECURITY AGREEMENT

This is a Security Agreement covering personal property

as well as other property real and/or personal

WASHINGTON NATURAL GAS COMPANY

TO

HARRIS TRUST AND SAVINGS BANK,

                                                                 Trustee

AND

R. G. MASON,

                            Co-Trustee

SEVENTEENTH SUPPLEMENTAL INDENTURE

Dated as of August 9, 1978

SUPPLEMENTING

INDENTURE OF FIRST MORTGAGE

Dated as of April 1, 1957

SECURITY AGREEMENT

This is a Security Agreement covering personal property

as well as other property real and/or personal

SEVENTEENTH SUPPLEMENTAL INDENTURE dated as of August 9, 1978 (hereinafter called the “Seventeenth Supplemental Indenture”) and made by and between WASHINGTON NATURAL GAS COMPANY, a corporation organized and existing under the laws of the State of Washington (formerly “New Utility, Inc.” and hereinafter called the “Company”), as Debtor (its Federal identification number being 91-1005303), whose mailing address and address of its principal place of business is 815 Mercer Street, Seattle, Washington 98111, party of the first part, HARRIS TRUST AND SAVINGS BANK, as Trustee and Secured Party (its Federal identification number being 36-1194448), a corporation organized and existing under the laws of the State of Illinois and having its principal place of business at 111 West Monroe Street, Chicago, Illinois 60690 (hereinafter sometimes called the “Trustee”), party of the second part, and R. G. MASON, as Co-Trustee and Secured Party (whose Social Security number is       ###-##-####) and whose residence address is 405 Carter Street, Libertyville, Illinois 60048 (hereinafter sometimes called the “Co-Trustee”), party of the third part, the mailing address of each of whom is 111 West Monroe Street, Chicago, Illinois 60690 (said Trustee and Co-Trustee being hereinafter sometimes collectively called the “Trustee”).

WHEREAS, Washington Natural Gas Company, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Predecessor Company”), has heretofore executed and delivered to the Trustee its Indenture of First Mortgage dated as of April 1, 1957 (hereinafter called the “Original Indenture” or, as heretofore supplemented and modified, hereinafter called the “Indenture”) in order, among other things, to secure the payment of the principal of and premium, if any, and interest on its bonds (in the Original Indenture and herein called the “Bonds”) at any time issued and outstanding thereunder according to their tenor and effect, said Bonds to be designated generally as its “First Mortgage Bonds”, and to be issued in one or more series as provided in the Original Indenture; and

WHEREAS, the Predecessor Company has heretofore executed and delivered sixteen indentures supplemental to the Original Indenture as follows: First Supplemental Indenture, dated as of April 1, 1957, naming and appointing R. H. Long, an individual, to act as Co-Trustee jointly with the Trustee, Second Supplemental Indenture dated as of October 1, 1959, Third Supplemental Indenture dated as of May 1, 1961, Fourth Supplemental Indenture dated as of May 1, 1963, Fifth Supplemental Indenture dated as of June 1, 1965, Sixth Supplemental Indenture dated as of August 1, 1966, Seventh Supplemental Indenture dated as of February 1, 1967, Eighth Supplemental Indenture dated as of September 1, 1967, Ninth Supplemental Indenture dated as of September 1, 1968, Tenth Supplemental Indenture dated as of June 1, 1970, Eleventh Supplemental Indenture dated as of April 1, 1971, Twelfth Supplemental Indenture dated as of November 1, 1972, Thirteenth Supplemental Indenture dated as of September 1, 1975, Fourteenth Supplemental Indenture dated as of September 15, 1975, Fifteenth Supplemental Indenture dated as of March 1, 1977 and Sixteenth Supplemental Indenture dated as of June 1, 1977, pursuant to each of which supplemental indentures, except said First, Seventh and Sixteenth Supplemental Indentures, the Predecessor Company provided for the creation and issue of First Mortgage Bonds, said First and Seventh Supplemental Indentures provided for certain modifications of the Original Indenture; and said Sixteenth Supplemental Indenture accepted the resignation of R. H. Long as Co-Trustee and appointed R. G. Mason as successor Co-Trustee under the Indenture; and

WHEREAS, pursuant to the Original Indenture, as heretofore supplemented and modified, there have been executed, authenticated, delivered and issued and there are now outstanding, First Mortgage Bonds of series and in principal amounts as follows:

Title	Issued	Outstanding
5 1/2% Series due 1979	$6,000,000	$3,120,000
4 7/8% Series due 1981	5,000,000	2,750,000
10 1/2% Series due 1983	20,000,000	20,000,000
5 1/4% Series due 1988	7,700,000	6,170,000
5.325% Series due 1990	5,720,000	4,565,000
6 1/8% Series due 1991	10,000,000	7,461,000
6 5/8% Series due 1992	7,500,000	6,031,000
6 7/8% Series due 1993	7,500,000	6,205,000
10 1/4% Series due 1995	15,000,000	12,930,000
8 7/8% Series due 1996	6,000,000	5,300,000
8 1/8% Series due 1997	6,000,000	5,580,000
9.90% Series due 1990	15,000,000	15,000,000

WHEREAS, on August 9, 1978, the Predecessor Company was merged with and into the Company in a duly authorized statutory merger effected in conformity with the applicable laws of the States of Delaware and Washington, and the Company is the surviving corporation under such statutory merger; and

WHEREAS, the Company, prior to the time of said merger, had no physical properties and thus had no property subject to any prior lien or liens, but, as the result of said merger the Company has, by operation of law, been vested with all of the rights, privileges, immunities and franchises and all assets, business, properties, real, personal and mixed and all debts, obligations and liabilities of the Predecessor Company, and no property or assets of the Predecessor Company became subject to any mortgage or lien upon such merger becoming effective other than mortgages and liens existing immediately prior to said merger; and

WHEREAS, Section 14.01 of the Original Indenture permits a merger by the Predecessor Company with or into any other corporation lawfully entitled to acquire all of the trust estate as, or substantially as, an entirety; provided, that such merger shall be on such terms as in no respect to impair the lien and security of the Indenture on the trust estate or any of the rights or powers of the Trustee or of the Bondholders thereunder, and that the corporation resulting from such merger shall, prior to or contemporaneously with such merger execute, and promptly cause to be recorded, a supplemental indenture to and with the Trustee, satisfactory to the Trustee, whereby the successor corporation shall assume and agree to pay duly and punctually the principal of and interest on the Bonds issued under the Indenture in accordance with the provisions of said Bonds, and any coupons appertaining thereto, and the Indenture, and shall agree to perform and fulfill all of the terms, covenants and conditions of the Indenture binding the Predecessor Company in respect of the trust estate and shall represent and warrant that, when said terms, covenants and conditions so become binding upon such successor corporation there will not exist under the Indenture any default or any condition or event which, with the passage of time or notice or both, could become a default; and

WHEREAS, Section 18.01 of the Original Indenture authorizes the Trustee to enter into an Indenture with the Company supplemental to the Indenture for the purpose of evidencing the succession of a successor corporation to the Predecessor Company and the assumption by the Company (as such successor) of the covenants and obligations of the Predecessor Company contained in the Bonds and in the Indenture, and the Company is entering into this Seventeenth Supplemental Indenture for such purpose, all the other conditions of the Indenture to the merger of the Predecessor Company into the Company (with the Company surviving such merger) having been satisfied; and

WHEREAS, all conditions and requirements necessary to make this Seventeenth Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled, and the execution and delivery thereof have been duly authorized in all respects;

NOW, THEREFORE:

For the purpose mentioned in the recitals above, and in consideration of the premises and of the mutual covenants and agreements herein and of the sum of Ten Dollars ($10.00) to the Company duly paid by the Trustees, the receipt whereof is hereby acknowledged, the Company and the Trustee and the Co-Trustee covenant and agree as follows:

1.01 The Company hereby assumes and agrees to pay duly and punctually the principal of and interest on all of the Bonds heretofore issued under the Indenture and outstanding at the time of the merger and on all Bonds which may be hereafter issued under the Indenture, in accordance with the provisions of said Bonds, and any coupons appertaining thereto, and of the Indenture, and agrees to perform and fulfill all the terms, covenants and conditions of the Indenture binding upon the Predecessor Company in respect of the trust estate and the Company does hereby represent and warrant that there does not now exist any default under the Indenture or any condition or event which, with the passage of time or notice or both, would become a default thereunder.

1.02 The Company shall succeed to and become substituted for the Predecessor Company in the Indenture with the same effect as if it had been named therein as the mortgagor and in the Bonds and coupons as the obligor thereon or maker thereof. Hereafter the Company may cause to be signed, issued and delivered in its own name any or all such Bonds; and upon the application of the Company, and subject to all the terms, conditions and restrictions in the Indenture prescribed with respect to the authentication and delivery of Bonds, the Trustee shall authenticate and deliver any of such Bonds which the Company shall hereafter, in accordance with the provisions of the Indenture, cause to be signed by its appropriate officers and delivered to the Trustee for such purpose. All the Bonds so issued shall in all respects have the same legal rank and security as the

Bonds heretofore or hereafter issued in accordance with the terms of the Indenture as though all of said Bonds had been issued at the date of the execution of the Original Indenture.

1.03 The recitals in the preamble to this Seventeenth Supplemental Indenture shall be taken as the statements of the Company and the Trustees assume no responsibility for the correctness of the same.

1.04 This Seventeenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, WASHINGTON NATURAL GAS COMPANY (the Washington corporation) has caused this Seventeenth Supplemental Indenture to be signed in its corporate name and behalf by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary, and HARRIS TRUST AND SAVINGS BANK has caused this Seventeenth Supplemental Indenture to be signed in its corporate name and behalf by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary; and the said R. G. MASON has hereunto set his hand, all on the dates of their respective acknowledgments but effective as of the day and year first above written.

WASHINGTON NATURAL GAS COMPANY
(a Washington corporation)

(SEAL)

	By	/s/ James A. Thorpe
President

Attest:

/s/ Chas. H. Petek
Secretary

HARRIS TRUST AND SAVINGS BANK
as Trustee

(SEAL)

	By	/s/ J. L. Spreng
Vice President

Attest:

/s/ J. E. Krueger
Assistant Secretary

/s/ R. G. Mason
Co-Trustee

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 9th day of August, 1978, before me personally appeared James A. Thorpe, to me known to be the President of WASHINGTON NATURAL GAS COMPANY, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Marion V. Larson
NOTARY PUBLIC in and for the State of Washington, residing at Seattle.

(NOTARIAL SEAL)

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF COOK	)

On this 14th day of August, 1978, before me personally appeared J. L. Spreng, to me known to be a Vice President, and J. E. Krueger, to me known to be an Assistant Secretary, of HARRIS TRUST AND SAVINGS BANK, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they are authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Lavette C. Seay
NOTARY PUBLIC, COOK COUNTY, ILLINOIS.
My Commission Expires: November 29, 1980

(NOTARIAL SEAL)

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF COOK	)

On this 14th day of August, 1978, before me personally appeared R. G. MASON, to me known to be the individual who executed the within and foregoing instrument, and acknowledged to me that he executed the same as his free and voluntary act and deed, for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Lavette C. Seay
NOTARY PUBLIC, COOK COUNTY, ILLINOIS.
My Commission Expires: November 29, 1980

(NOTARIAL SEAL)